EXHIBIT 5.2


July 12, 2002


Companhia Vale Do Rio Doce
Avenida Graca Aranha, No. 26
20005-900, Rio de Janeiro
RJ, Brazil


Ladies and Gentlemen,

I serve as general counsel of Companhia Vale do Rio Doce, a corporation (sociedade anonima) organized under the laws of the Federative Republic of Brazil (the "CVRD") and hereby render this opinion in connection with the Amendment No. 1 to the Registration Statement on Form F-4 (the "Registration Statement") (Registration No. 333-84696) filed with the United States Securities and Exchange Commission by CVRD and Vale Overseas Limited (the "Company") relating to the Company's Series B 8.625% Enhanced Guaranteed Notes (the "Notes"). The Notes are irrevocably and unconditionally guaranteed (the "Guaranty") by CVRD. I have examined such matters of fact and law as I have deemed necessary or advisable for the purpose of this opinion.

Based upon and subject to the foregoing, I am of the opinion that:

     1. The Notes have been duly authorized, executed and delivered by the Company.

     2. The Guaranty has been duly authorized, executed and delivered by CVRD.

I hereby consent to the use of my name under the captions "Material Tax Consequences of the Exchange Offer", "Validity of the New Securities" and "Enforcement of Civil Liabilities Against Non-U.S. Persons - CVRD" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Francisco Rohan de Lima
Francisco Rohan de Lima